Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com
CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER 2017

Syracuse, New York - (Business Wire) - November 8, 2017 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the third quarter 2017 ended October 1, 2017.
Highlights for third quarter of 2017 versus third quarter of 2016 include:

•
Restaurant sales increased 19.4% to $285.2 million from $238.9 million in the third quarter of 2016, including $59.6 million in sales from the 171 BURGER KING® restaurants acquired from 2015 to 2017(1);

•	Comparable restaurant sales increased 7.5% compared to being flat in the prior year period;

•	Adjusted EBITDA(2) was $24.2 million compared to $22.7 million in the prior year period;

•	Net income was $2.8 million, or $0.06 per diluted share, compared to net income of $4.5 million, or $0.10 per diluted share, in the prior year period;

•	Adjusted net income(2) was $3.5 million, or $0.08 per diluted share, compared to adjusted net income of $5.7 million, or $0.13 per diluted share, in the prior year period.

(1)	“Acquired restaurants” refer to those restaurants acquired from 2015 through 2017. “Legacy restaurants” include all of the Company’s other restaurants including restaurants acquired before 2015.

(2)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income or to income from operations in the tables at the end of this release.

At the end of the third quarter of 2017, Carrols owned and operated 798 BURGER KING® restaurants. In the first nine months of the year, the Company acquired 60 BURGER KING® restaurants and closed 17 restaurants. The Company also anticipates completing the acquisition of four restaurants in Maine in mid-November.

Daniel T. Accordino, the Company's Chief Executive Officer said, “Carrols’ robust top-line growth in the third quarter included a significant contribution from recently acquired units along with a strong 7.5%

increase in comparable restaurant sales. Sales momentum was exhibited throughout all day parts with particularly strong trends during lunch and dinner due to the popularity of the 2 for $6 WHOPPER® Sandwich, our KING™ Sandwich line and the new Crispy Chicken Sandwich offerings. BURGER KING’s barbell strategy of premium, value and limited time products is clearly resonating with consumers in a competitive QSR environment as reflected by both increases in customer traffic and a higher average check.”

Accordino concluded, “Restaurant-level EBITDA and Adjusted EBITDA both increased on an absolute basis and we were able to leverage a number of expenses. However, higher beef prices lingered through much of the quarter, which along with higher promotional sales and continued wage pressures, resulted in lower operating margins compared to the prior year period. We expect sales trends to remain firm for the balance of the year and have raised our top-line guidance but have also reduced our expectations for Adjusted EBITDA to reflect year to date results.”

Third Quarter 2017 Financial Results

Restaurant sales increased 19.4% to $285.2 million in the third quarter of 2017 compared to $238.9 million in the third quarter of 2016. Restaurant sales included $59.6 million in sales from the 171 BURGER KING® restaurants acquired from 2015 to 2017 and a comparable restaurant sales increase of 7.5%.

The comparable restaurant sales increase included a 7.5% increase at legacy restaurants and a 7.7% increase at acquired restaurants. For all comparable restaurants, average check increased 4.8% primarily because of higher sales mix while customer traffic increased 2.7% from the prior year period.

Restaurant-level EBITDA was $37.7 million in the third quarter of 2017, which included a $7.2 million contribution from the acquired restaurants, compared to Restaurant-Level EBITDA of $34.8 million in the third quarter of 2016. Restaurant-Level EBITDA margin was 13.2% of restaurant sales and decreased 136 basis points from the prior year period.

General and administrative expenses were $14.7 million in the third quarter of 2017 compared to $13.0 million in the prior year period. As a percentage of restaurant sales, general and administrative expenses decreased 29 basis points to 5.2% compared to the prior year period.

Adjusted EBITDA was $24.2 million in the third quarter of 2017 compared to $22.7 million in the third quarter of 2016. Adjusted EBITDA margin decreased 102 basis points to 8.5% of restaurant sales.

Income from operations was $8.7 million in the third quarter of 2017 compared to $9.0 million in the prior year period.

Interest expense increased to $5.9 million in the third quarter of 2017 from $4.6 million in the same period last year due to the Company’s $75 million add-on offering of senior secured second lien notes completed in the second quarter of 2017. Cash balances totaled $43.9 million at the end of the third quarter of 2017.

Net income was $2.8 million for the third quarter of 2017, or $0.06 per diluted share, compared to $4.5 million, or $0.10 per diluted share, in the prior year period.

Net income in the third quarter of 2017 included $1.0 million of impairment and other lease charges, $0.5 million of acquisition expenses, and a $0.4 million insurance gain from a restaurant fire. For the same period last year, net income included $0.7 million of impairment and other lease charges and $0.5 million of acquisition expenses. Because the Company had a full valuation allowance on its net deferred income tax assets prior to the fourth quarter of 2016, the Company did not record any income tax expense in the third quarter of 2016.

Adjusted net income was $3.5 million, or $0.08 per diluted share, compared to $5.7 million, or $0.13 per diluted share, in the prior year period. For comparability, adjusted net income for the third quarter of 2016 reflects a normalized provision for income taxes as if the valuation allowance had been reversed prior to 2016.

Full Year 2017 Outlook

The Company is providing the following updated guidance for 2017. As a reminder, while the Company may acquire additional BURGER KING® restaurants, this guidance does not include any impact from such potential future acquisitions:

•
Total restaurant sales of $1.07 billion to $1.08 billion, including a comparable restaurant sales increase of 3.8% to 4.2% (previously $1.05 billion to $1.07 billion with a comparable restaurant sales increase of 2% to 3%);

•	Commodity costs are expected to increase 3% to 4% including a 9% to 10% increase in beef costs (previously 2% to 4% including an 8% to 10% increase in beef costs);

•	General and administrative expenses (excluding stock compensation and acquisition costs) are still expected to be $53 million to $55 million;

•	Adjusted EBITDA of $85 million to $90 million (previously $90 million to $95 million);

•
Capital expenditures of approximately $75 million to $85 million (previously $65 million to $85 million) which includes remodeling a total of 30 to 35 restaurants (previously 28 to 32), the rebuilding of 5 to 7 restaurants (previously 6 to 8) and the construction of 12 to 14 new restaurants (previously 10 to 15) including 2 or 3 relocations of existing restaurants. Capital expenditures also include $10 million to $12 million for non-recurring investments in new kitchen production and product holding systems, new training systems and certain POS system upgrades;

•	The closing of 20 to 22 existing restaurants (previously15 to 20) of which 17 had been closed as of October 1, 2017; and

•	An effective income tax rate of (6%) to (8%) which reflects disproportionately high wage credits relative to pretax income (previously 18% to 20%).

The Company has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of the Company’s control or cannot be reasonably predicted.

Initial Full Year 2018 Outlook

The Company is providing the following initial guidance for 2018. This outlook may be further refined and expanded when fourth quarter 2017 financial results are released:

•	Total restaurant sales are expected to be $1.12 billion to $1.15 billion, including a comparable restaurant sales increase of 3% to 5%;

•	Commodity cost increases are expected to be somewhat more benign in 2018, and although restaurant wage pressures are expected to continue, wage inflation is expected to be somewhat lower than in 2017;

•	Adjusted EBITDA is expected to be $90 million to $100 million; and

•	Capital expenditures before discretionary growth-related expenditures (i.e., new restaurant development and acquisitions) are expected to be $45 million to $50 million.

Conference Call Today

Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss third quarter 2017 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 785-424-1791. A replay will be available one hour after the call and can be accessed by dialing 719-457-0820; the passcode is 8890151. The replay will be available until Wednesday, November 15, 2017. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest BURGER KING® franchisee in the United States with 798 restaurants as of November 8, 2017 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Restaurant sales	$285,235	$238,870	$804,565	$702,757
Costs and expenses:
Cost of sales	81,850	63,844	224,810	184,981
Restaurant wages and related expenses	91,540	75,678	260,559	221,306
Restaurant rent expense	19,574	16,081	56,063	48,077
Other restaurant operating expenses	42,884	37,606	123,989	110,611
Advertising expense	11,693	10,857	33,025	30,755
General and administrative expenses (b) (c)	14,699	13,000	44,686	40,561
Depreciation and amortization	13,655	12,070	40,172	34,613
Impairment and other lease charges	1,039	685	2,002	1,193
Other expense (income), net	(383)	—	(354)	1,035
Total costs and expenses	276,551	229,821	784,952	673,132
Income from operations	8,684	9,049	19,613	29,625
Interest expense	5,937	4,560	15,767	13,615
Income before income taxes	2,747	4,489	3,846	16,010
Provision (benefit) for income taxes	(48)	—	608	—
Net income	$2,795	$4,489	$3,238	$16,010

Basic and diluted net income per share (d)(e)	$0.06	$0.10	$0.07	$0.35
Basic weighted average common shares outstanding	35,432	35,237	35,410	35,152
Diluted weighted average common shares outstanding	44,938	44,856	44,966	44,892

(a)
The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine months ended October 1, 2017 and October 2, 2016 each included thirteen and thirty-nine weeks, respectively.

(b)
General and administrative expenses include acquisition costs of $502 and $453 for the three months ended October 1, 2017 and October 2, 2016, respectively and $1,668 and $1,091 for the nine months ended October 1, 2017 and October 2, 2016, respectively.

(c)
General and administrative expenses include stock-based compensation expense of $723 and $456 for the three months ended October 1, 2017 and October 2, 2016, respectively and $2,509 and $1,627 for the nine months ended October 1, 2017 and October 2, 2016, respectively.

(d)	Basic net income per share was computed excluding income attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(e)
Diluted net income per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Restaurant Sales: (a)
Legacy restaurants	$225,587	$212,880	$653,910	$634,432
Acquired restaurants	59,648	25,990	150,655	68,325
Total restaurant sales	$285,235	$238,870	$804,565	$702,757
Change in Comparable Restaurant Sales (b)	7.5%	0.0%	3.9%	2.0%
Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$27,790	$25,549	$26,535	$25,307
Acquired restaurants	27,449	25,431	25,782	25,416
Restaurant-Level EBITDA: (d)
Legacy restaurants	$30,477	$31,315	$88,779	$97,372
Acquired restaurants	7,217	3,489	17,340	9,655
Total Restaurant-Level EBITDA	$37,694	$34,804	$106,119	$107,027
Restaurant-Level EBITDA margin: (d)
Legacy restaurants	13.5%	14.7%	13.6%	15.3%
Acquired restaurants	12.1%	13.4%	11.5%	14.1%
All restaurants	13.2%	14.6%	13.2%	15.2%
Adjusted EBITDA (d)	$24,220	$22,713	$65,581	$69,093
Adjusted EBITDA margin (d)	8.5%	9.5%	8.2%	9.8%
Adjusted net income (d)	$3,513	$5,661	$5,276	$15,837
Adjusted diluted net income per share (d)	$0.08	$0.13	$0.12	$0.35
Number of Restaurants:
Restaurants at beginning of period	799	723	753	705
New restaurants	—	1	2	3
Restaurants acquired	—	11	60	29
Restaurants closed	(1)	(1)	(17)	(3)
Restaurants at end of period	798	734	798	734

	At 10/1/17	At 1/1/2017
Long-term debt (e)	$282,274	$223,559
Cash	43,875	2,002

(a)
For 2017 we have modified our groupings of restaurants for reporting and analysis purposes. Acquired restaurants represent the 171 restaurants acquired in 17 acquisitions from 2015 through 2017. Legacy restaurants represent all other restaurants including restaurants acquired before 2015.

(b)
Restaurants are generally included in comparable restaurant sales after they have been operated by us for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week or 39-week period.

(c)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week or 39-week period by the average number of restaurants operating during such period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net income are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net income to EBITDA, Adjusted EBITDA and Adjusted net income, and to the Company's reconciliation of income from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants. Adjusted diluted net income per share is calculated based on Adjusted net income and reflects the dilutive impact of shares, where applicable, based on Adjusted net income.

(e)
Long-term debt (including current portion and excluding deferred financing costs) at October 1, 2017 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $6,071 of capital lease obligations. Long-term debt (including current portion and excluding deferred financing costs) at January 1, 2017 included $200,000 of the Company's 8% Senior Secured Second Lien Notes, $13,500 of outstanding revolving borrowings under the Company's senior credit facility, $3,020 of lease financing obligations and $7,039 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended (a)		Nine Months Ended (a)
	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net income	$2,795	$4,489	$3,238	$16,010
Benefit for income taxes	(48)	—	608	—
Interest expense	5,937	4,560	15,767	13,615
Depreciation and amortization	13,655	12,070	40,172	34,613
EBITDA	22,339	21,119	59,785	64,238
Impairment and other lease charges	1,039	685	2,002	1,193
Acquisition costs (b)	502	453	1,668	1,091
Gain on insurance proceeds from fire and partial condemnation (c)	(383)	—	(383)	(906)
Litigation settlement (d)	—	—	—	1,850
Stock-based compensation expense	723	456	2,509	1,627
Adjusted EBITDA	$24,220	$22,713	$65,581	$69,093

Reconciliation of Restaurant-Level EBITDA: (a)
Income from operations	$8,684	$9,049	$19,613	$29,625
Add:
General and administrative expenses	14,699	13,000	44,686	40,561
Depreciation and amortization	13,655	12,070	40,172	34,613
Impairment and other lease charges	1,039	685	2,002	1,193
Other expense (income), net	(383)	—	(354)	1,035
Restaurant-Level EBITDA	$37,694	$34,804	$106,119	$107,027

Reconciliation of Adjusted net income: (a)
Net income	$2,795	$4,489	$3,238	$16,010
Add:
Impairment and other lease charges	1,039	685	2,002	1,193
Gain on insurance proceeds from fire and partial condemnation (c)	(383)	—	(383)	(906)
Litigation settlement (d)	—	—	—	1,850
Acquisition costs (b)	502	453	1,668	1,091
Income tax effect on above adjustments (e)	(440)	(432)	(1,249)	(1,226)
Benefit from deferred income tax assets (f)	—	466	—	(2,175)
Adjusted net income	$3,513	$5,661	$5,276	$15,837
Adjusted diluted net income per share	$0.08	$0.13	$0.12	$0.35

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income which are non-GAAP financial measures. EBITDA represents net income before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense and other non-recurring income or expense. Restaurant-Level EBITDA represents income from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income. Adjusted net income represents net income as adjusted to exclude impairment and other lease charges, acquisition costs and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income because we believe that they provide a more meaningful comparison than EBITDA and net income of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other income, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net income are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, income from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income and EBITDA, Adjusted EBITDA and Adjusted net income and between income from operations and Restaurant-Level EBITDA.

(b)
Acquisition costs for the periods presented include legal and professional fees incurred in connection with restaurant acquisitions and in 2017 include certain payroll and other costs associated with the wind-down of our most recent acquisition's corporate headquarters, which were included in general and administrative expense.

(c)
Other expense (income) for the three and nine months ended October 1, 2017 include a gain of $0.4 million related to an insurance recovery from a fire at one of its restaurants. Other expense (income), net for nine months ended October 2, 2016 includes a gain of $0.5 million related to an insurance recovery from a fire at one of our restaurants and a gain of $0.5 million related to a settlement for a partial condemnation on one of our operating restaurant properties.

(d)	Other expense, net for the nine months ended October 2, 2016 includes expense of $1.85 million related to a litigation settlement.

(e)
The income tax effect related to the adjustments for impairment and other lease charges, acquisition costs and gain on partial condemnation during the periods presented was calculated using an effective income tax rate of 38%.

(f)
Prior to the fourth quarter of 2016, the Company recognized a valuation allowance on all of its net deferred income tax assets. This valuation allowance was reversed in the fourth quarter of 2016. For comparability, when presenting Adjusted net income, the benefit that would have been realized from deferred income tax assets during the three and nine months ended October 2, 2016 is reflected as if such valuation allowance on net deferred income tax assets had been reversed prior to 2016.